EXHIBIT 99.1

Press Release

DATE:
April 26, 2016

Cadiz Inc. Announces $10 Million Convertible Note Financing

(Los Angeles, CA) (via GlobeNewswire) – Cadiz Inc. (the “Company”, NASDAQ: CDZI) announced today that it has entered into convertible note purchase agreements with new and existing investors (“Investors”) in a private placement offering pursuant to which the Company will issue $10 million in aggregate principal and accrued interest of its March 2020 convertible notes (“Notes”). Funding by the Investors is expected to occur upon closing of the offering, currently scheduled for April 28, 2016. The net proceeds from the issuance of the Notes, expected to be approximately $8 million before fees and expenses, will be used for general working capital purposes.

“We appreciate the investment and support of the new note holders as we continue to progress resolution of certain milestone events for the Cadiz Water Project and new agricultural developments on our significant properties in the Cadiz Valley,” said Scott Slater CEO.

The Notes accrue interest at 7% per year, with no principal or interest payments due prior to maturity in March 2020. The Notes, including original principal and accrued interest, are convertible at any time into the Company’s common stock at a price of $6.75 per share. Once the additional Notes are issued, the total amount of March 2020 Notes outstanding, including accrued interest, will be approximately $71.1 million.

B. Riley & Co., LLC, a leading full service independent investment bank and a wholly-owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY), acted as placement agent in the private offering of the Notes.

The offering of the Notes has not been registered under the Securities Act of 1933, as amended
(the “Securities Act”), and the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company maintains an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 100,000 Southern California families and make available up to 1 million acre-feet of new groundwater storage capacity.  The Company abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information about Cadiz, visit http://www.cadizinc.com/.

CONTACT:
Courtney Degener
213.271.1603
cdegener@cadizinc.com

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.